Exhibit 99.1

Sirtris Pharmaceuticals Reports First Quarter 2008 Financial Results

CAMBRIDGE, Mass.—(BUSINESS WIRE)—May 1, 2008—Sirtris Pharmaceuticals, Inc. (NASDAQ: SIRT), a biopharmaceutical company focused on discovering and developing small molecule drugs to treat diseases of aging, announced today that it reported its consolidated financial results for the quarter ended March 31, 2008.

First Quarter 2008 Financial Results (Unaudited)

Net loss for the quarter ended March 31, 2008 was $9.1 million, or $0.32 per share, as compared to $5.8 million, or $4.71 per share, for the quarter ended March 31, 2007. Net loss includes $1.0 million of stock-based compensation expense for the quarter ended March 31, 2008 and $274,000 of stock-based compensation expense for the quarter ended March 31, 2007.

Revenue for the quarter ended March 31, 2008 of $0.5 million represents an initial payment from a sublicensee for the grant by Sirtris of worldwide rights to certain technology in the field of plants.  Sirtris had no revenues in the quarter ended March 31, 2007.

Research and development expense for the first quarter of 2008 was $7.9 million compared to $5.1 million for the first quarter of 2007. The increase in expense is due primarily to occupancy costs associated with a new facility, increased research and development headcount and preclinical study expenses, and increases in stock-based compensation expense, consulting expenses and general lab supply expenses.

General and administrative expense for the first quarter of 2008 was $2.6 million compared to $1.2 million for the first quarter of 2007. The increase in expense is due primarily to professional fees associated with being a public company, as well as increases in stock-based compensation expense, personnel costs, taxes and occupancy costs.

About Sirtris Pharmaceuticals

Sirtris Pharmaceuticals is a biopharmaceutical company focused on discovering and developing proprietary, orally available, small molecule drugs with the potential to treat diseases associated with aging, including metabolic diseases such as Type 2 Diabetes. Our drug candidates are designed to mimic certain beneficial health effects of calorie restriction, without requiring a change in eating habits, by activation of sirtuins, a recently discovered class of enzymes that control the aging process. The company’s headquarters are in Cambridge, Massachusetts.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to,

the potential therapeutic effects of SIRT1 activators for diseases of aging, such as Type 2 Diabetes, cancer, MELAS and other disorders, neurodegenerative diseases and lipid disorders, the progress and potential results of pre-clinical and clinical studies of SRT501 and novel chemical entities, the initiation of additional clinical trials to test the potential therapeutic effects of SIRT1 activators, and the potential of sirtuin activators to receive regulatory approval. These forward-looking statements about future expectations, plans and prospects of Sirtris Pharmaceuticals involve significant risks, uncertainties and assumptions, including risks related to the lack of results that would provide a basis for predicting whether any of the Company’s product candidates will be safe or effective, or receive regulatory approval, the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results, the Company’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates, the fact that none of the Company’s product candidates has received regulatory approvals, the potential inability of the Company to gain market acceptance of the Company’s product candidates, and those other risks factors that can be found in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from those Sirtris Pharmaceuticals contemplated by these forward-looking statements. Sirtris Pharmaceuticals does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Sirtris Pharmaceuticals, Inc.
(A development-stage company)
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$27,656	$23,062
Short-term investments	79,879	95,024
Working capital	102,994	111,734
Total assets	114,941	125,215
Notes payable, net of current portion and discount	6,042	6,711
Stockholders’ equity	102,790	110,516

Sirtris Pharmaceuticals, Inc.
(A development-stage company)
Unaudited Condensed Consolidated Statements of Operations Information
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenue	$500	$—

Operating expenses:
Research and development (1)	7,882	5,120
General and administrative (1)	2,637	1,239
Total operating expenses	10,519	6,359

Loss from operations	(10,019)	(6,359)
Interest income	1,258	900
Interest expense	(305)	(324)
Net loss	$(9,066)	$(5,783)

Net loss per share — basic and diluted	$(0.32)	$(4.71)
Weighted average number of common shares used in net loss per basic and diluted	28,756,828	1,233,707

(1) Amounts include stock-based compensation expense, as follows:
Research and development	$540	$181
General and administrative	506	93

CONTACT: Sirtris Pharmaceuticals, Inc.
John Lacey, 617-252-6920
Associate Director of Corporate Communications
jlacey@sirtrispharma.com

or

Pure Communications
Sheryl Seapy, 949-608-0841